Exhibit 99.1

Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson x3317	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

FOR IMMEDIATE RELEASE

E-Z-EM REPORTS SECOND QUARTER FISCAL 2007 FINANCIAL RESULTS

Affirms Fiscal Year 2007 Financial Guidance

Conference Call Begins at 4:30 p.m. Eastern Time Today

LAKE SUCCESS, N.Y. (January 9, 2007) – E-Z-EM, Inc. (NASDAQ: EZEM) today announced financial results for the second quarter of fiscal year 2007 ended December 2, 2006. Highlights of the quarter and recent weeks include:

•	Net sales from continuing operations of $34.2 million
•	Earnings from continuing operations of $1.8 million, or $0.16 per diluted share
•	Receipt of U.S. Food & Drug Administration (FDA) 510(k) clearance for EmpowerSyncTM CAN-CiA DSP25 interface for Empower injectors
•	Work-in-progress demonstration of EmpowerMRTM injector system at RSNA 2006

Net sales from continuing operations were $34.2 million for the quarter ended December 2, 2006, up 1% compared with net sales of $33.8 million for the quarter ended December 3, 2005. Both reporting periods were 13 weeks. The increase in net sales was attributable to continued growth in CT imaging products sales, price increases and favorable foreign currency exchange rates, which were offset by declines in contract manufacturing, X-ray fluoroscopy and RSDLTM skin decontamination products sales.

Gross profit for the second quarter of fiscal 2007 improved to $15.3 million from $15.1 million for the prior-year quarter, and as a percentage of net sales was 45% for both quarters. Increased costs for finished goods and raw materials were offset by decreased provision for inventory reserves and price increases.

Operating expenses for the fiscal 2007 second quarter were $13.0 million, up 3% from $12.6 million for the comparable prior-year quarter. The increase was due primarily to costs incurred by the expansion of the North American sales force and to increased research and development costs.

Other income for the fiscal 2007 quarter was $0.5 million compared with other expense for the comparable prior-year quarter of $0.2 million. The improvement was due primarily to favorable changes in foreign currency exchange gains and losses of $0.5 million and increased interest income of $0.2 million.

For the fiscal 2007 second quarter, the Company’s effective tax rate of 35% differed from the federal statutory rate of 34% due primarily to non-deductible expenses and state income taxes, partially offset by tax-exempt income.

Net earnings from continuing operations for the second quarter of fiscal 2007 were $1.8 million, or $0.16 per diluted share, compared with net earnings from continuing operations for the second quarter of fiscal 2006 of $1.6 million, or $0.14 per diluted share.

For the six months (26 weeks) ended December 2, 2006, net sales from continuing operations were $67.6 million, down 1% compared with net sales from continuing operations of $68.2 million for the six months (27 weeks) ended December 3, 2005. Net sales for the first six months of the prior fiscal year benefited from an additional selling week, as well as approximately $1.6 million in backlog sales resulting from a recall by Mallinckrodt of their liquid barium products. Gross profit also declined slightly to $29.9 million from $30.8 million, and as a percentage of net sales was 44% as compared with 45% for the prior-year period. Operating profit was $4.4 million compared with $6.5 million in the prior year-period reflecting decreased sales and increased operating expenses.

E-Z-EM had cash, cash equivalents and short-term debt and equity securities as of December 2, 2006 of $39.2 million, compared with $40.2 million as of June 3, 2006.

Commenting on the quarterly results, Anthony A. Lombardo, president and CEO of E-Z-EM, said, “Results for the second quarter of our 2007 fiscal year were good, and featured strong sales in our key CT imaging products, receipt of 510(k) approval for our EmpowerSync CAN-CiA DSP25 interface, presentation of additional data supporting the efficacy of VoLumen® low Hounsfield value oral contrast, and the work-in-progress demonstration of our EmpowerMR injector system for magnetic resonance imaging.

“Net sales for the second quarter were up slightly over very robust results in the prior-year quarter, which benefited from the voluntary recall of certain CT imaging and X-ray fluoroscopy liquid barium products by Tyco International Ltd. Once again, sales in our current quarter were driven by our CT imaging products, which collectively grew 19% over the prior-year period, and by our virtual colonoscopy products, which increased approximately 30% over the prior-year period. Within the CT imaging product area, the key contributors were our Empower injector systems, which grew 30%, and our CT contrast products, which grew nearly 12%. Sales growth in these areas offset declines in contract manufacturing, X-ray fluoroscopy and RSDL products sales. Contract manufacturing and RSDL sales have historically fluctuated on a quarterly basis, and X-ray fluoroscopy procedure volumes continued their long-term decline, a trend previously masked by the Tyco recall. In the aggregate, we believe our results this quarter are positive and demonstrate our success in our key growth areas.

“Empower injector systems continue to be an essential component of our future growth, so we were pleased to receive 510(k) clearance from the FDA for our EmpowerSync system—a product based on the CAN-CiA (Controller Area Network-CAN in Automation) control technology.

“Our VoLumen® CT oral contrast continues to make strides, with sales up 63% over last year’s levels for the second quarter. At the RSNA convention in Chicago last November, research was again presented confirming VoLumen’s efficacy. Also at the RSNA convention, we demonstrated our new EmpowerMR injector system as a work-in-progress. EmpowerMR employs several innovative features designed to address the problem of electrical interference in the magnetic field of the MR scanner, and has the same easy-to-use interface and safety features that made the Empower line an award winner. We believe EmpowerMR will be an important new product and a strong complement to our Empower family of CT injector systems.

“Sales of our RSDL products were down compared with the second quarter of fiscal 2006, as sales to NATO countries and first responders continue to be unpredictable on a quarterly basis. We continue to await the U.S Defense Department’s final procurement decision for RSDL, which now appears delayed until our fiscal 2007 fourth quarter. We have been advised that this delay is not due to any negative developments in the DoD’s testing of RSDL, but rather to a change in DoD’s classification of the product as a medical device. We do not believe this will have any impact on the DoD’s procurement plan for their fiscal year, but it will affect the timing of our receipt of this order.” Mr. Lombardo concluded.

Fiscal Year 2007 Financial Guidance

The Company affirms financial guidance for fiscal year 2007 with net sales of at least $147 million and net earnings of at least $7.4 million, or $0.66 per diluted share.

Conference Call

E-Z-EM management will host a conference call to discuss fiscal 2007 second quarter results today beginning at 4:30 p.m. Eastern time. To participate in the call, please dial (877) 815-7177 from the U.S. or (706) 679-0753 from outside the U.S. A telephone replay will be available for a limited time following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 4140124. Participants can access the call over the Internet by visiting www.ezem.com, and the call will be archived there for a limited period of time.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company recently introduced VoLumen® the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®–the only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation–and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive world-wide manufacturer and marketer of RSDL for first-responder organizations and military services. RSDL is a patented, broad-spectrum liquid chemical warfare (CW) agent decontaminant, that neutralizes or removes chemical agents from skin on contact, leaving a non-toxic residue that can be rinsed off with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products; continued growth in CT product sales; continued growth in VC product sales; Federal approval for reimbursement for virtual colonoscopy screening exams; market acceptance and sales of RSDL, receipt of a favorable procurement decision for RSDL from the U.S. DoD in the Company’s fiscal 2007 fourth quarter; impact on future Empower® CT and CTA injector system sales from the receipt of 510(k) approval for EmpowerSync; receipt of 510(k) approval for and future sales of EmpowerMRTM; continued market acceptance and sales of VoLumen®; the effects of the 2007 Medicare and Medicaid reimbursement rates and the implementation of the Deficit Reduction Act of 2005; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended September 2, 2006 and its Annual Report on Form 10-K for the fiscal year ended June 3, 2006. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

(Tables to follow)

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 2,	June 3,
	2006	2006*

Assets

Current assets
Cash, cash equivalents and debt and equity securities	$39,153	$40,195
Accounts receivable, net	23,026	20,680
Inventories, net	27,920	27,028
Other current assets	5,687	7,052
Current assets of discontinued operation	191	426

Total current assets	95,977	95,381

Property, plant & equipment, net	14,144	12,445
Other non-current assets	14,543	15,361
Non-current assets of discontinued operation	683	605

Total assets	$125,347	$123,792

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$5,955	$5,702
Accrued liabilities	9,738	12,123
Other current liabilities	361	78
Current liabilities of discontinued operation	260	417

Total current liabilities	16,314	18,320

Non-current liabilities	3,641	3,630
Stockholders’ equity	105,392	101,842

Total liabilities and stockholders’ equity	$125,347	$123,792

* Reclassified to reflect the discontinued operation associated with the closing of the Company’s Japanese subsidiary.

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(in thousands, except per share data)

			Twenty-six	Twenty-seven
	Thirteen weeks ended		weeks ended	weeks ended
	December 2,	December 3,	December 2,	December 3,
	2006	2005*	2006	2005*

Net sales	$34,171	$33,786	$67,611	$68,180
Cost of goods sold	18,882	18,665	37,731	37,377

Gross profit	15,289	15,121	29,880	30,803

Operating expenses
Selling, general and administrative	11,437	11,195	22,578	21,414
Plant closing and operational restructuring
costs (credits)		(23)		135
Research and development	1,559	1,412	2,935	2,752

Total operating expenses	12,996	12,584	25,513	24,301

Operating profit	2,293	2,537	4,367	6,502

Other income (expense), net	508	(184)	1,068	(241)

Earnings from continuing operations
before income taxes	2,801	2,353	5,435	6,261

Income tax provision	983	799	1,834	2,164

Earnings from continuing operations	1,818	1,554	3,601	4,097

Loss from discontinued operation,
net of income tax benefit	(14)	(29)	(235)	(19)

Net earnings	$1,804	$1,525	$3,366	$4,078

Basic earnings (loss) per common share
From continuing operations	$0.17	$0.14	$0.33	$0.38
From discontinued operation,
net of income tax benefit			(0.02)

From total operations	$0.17	$0.14	$0.31	$0.38

Diluted earnings (loss) per common share
From continuing operations	$0.16	$0.14	$0.32	$0.37
From discontinued operation,
net of income tax benefit			(0.02)

From total operations	$0.16	$0.14	$0.30	$0.37

Weighted average common shares
Basic	10,892	10,847	10,880	10,842
Diluted	11,087	11,110	11,073	11,055

* Reclassified to reflect the discontinued operation associated with the closing of the Company’s Japanese subsidiary.

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